FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

    Tuchman                         Martin
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   (Last)                           (First)             (Middle)


c/o Interpool Inc.      21 College Road East
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                                    (Street)

Princeton,                        New Jersey            08540
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

Interpool, Inc. (IPX)

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3.   IRS or Social Security Number of Reporting Persons (Voluntary)



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4.   Statement for Month/Year

November 1999
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X_]  Director                            [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chairman/ CEO
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned End      (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of the Month   Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                          11/08/99       P               4,300       A      8                       D
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Common Stock                          11/16/99       P               5,000       A      8.625    7,124,250      D
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

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned

               (e.g., puts, calls, warrants, options, conversions)

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

                                                                                                          9.
                                                                                                          Number     10.
                                                                                                          of         Owner-
                    2.                                                                                    Deriv-     ship
                    Conver-                    5.                              7.                         ative      Form    11.
                    sion                       Number of                       Title and Amount           Secur-     of      Nature
                    or                         Derivative    6.                of Underlying     8.       ities      Deriv-  of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-      ative   In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially   Secur-  direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned      ity:    Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End     Direct  ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of         (D) or  Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month      In-     ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.    direct  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)         (I)     4)
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


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
Explanation of Responses:


/s/ Martin Tuchman                                             12/03/99
---------------------------------------------            -----------------------
     **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.